EXHIBIT 99.2

TRANSCRIPT OF PRESENTATION BY CHIEF FINANCIAL OFFICER

ROBERT H. SWAN ON FIRST QUARTER 2004 EARNINGS CALL

APRIL 26, 2004

Good afternoon. If you could please turn to slide two, I’ll begin.

I plan covering two main topics this afternoon, and then we’ll open it up for questions.

First, I’ll spend most of the time covering our first quarter performance, including Q1 financial drivers, an update on NMCI, and our performance across key segments. Second, I’ll spend the remainder of the time providing you with an update on Q2 guidance and an update on full-year ‘04 guidance......and some of the key drivers impacting that guidance.

With that, let me begin; I’m now on slide three.

Let me get to the results for the quarter. Total revenue of $5.4 billion includes 4% year-over-year, and were down 2% on an organic basis. On an organic basis, the overall 2% decline was a result of flat year-over-year performance for our non-GM business, and a 14% decline in GM. GM represented approximately 10% of revenue for the quarter.

We had pro-forma earnings per share of a loss of one penny, in line with our Q1 guidance of negative $0.04 to a positive penny. Reported EPS was a loss of $0.02, which included the gain from our ARG divestiture and the cost associated with our restructuring initiative. Free cash flow was a negative $166 million, down $288 million, year-over-year. Quarter new bookings were $4 billion, an increase of 33% year-over-year....good progress towards achieving our 25% growth target for the year. I’ll discuss the key drivers for each of these financial metrics later in the call. All in all, Q1 saw us meeting our commitments and executing against our ‘04 plan.

Before we get into a reconciliation of EPS on an as reported basis to EPS on a pro-forma basis, let me give you an overview of how we’ve treated PLM.

As many of you know, we’ve signed a definitive agreement to sell PLM Solutions, which is expected to close later in the second quarter. Accordingly, the financial statements for this quarter and for the full year will reflect PLM as discontinued operations, and we have adjusted 2003 accordingly. With that, please turn to slide four and let me provide a reconciliation of GAAP to pro forma earnings.

GAAP earnings total the $0.02 loss. We had an $0.08 gain from our ARG divestiture, offset by a $0.10 charge due to our restructuring initiative we announced last June, totaling a $0.01 loss in pro forma EPS, including PLM. When we removed the $0.05 in earnings from PLM, our pro forma EPS from Continuing Operations came in at a loss of $0.06.

Slide five provides you with the year-over-year comparison of pro forma EPS for the three major pieces of our business—PLM, the core, and NMCI. On a year-over-year basis, you can see that

PLM remained flat, the Core was down $0.05, and NMCI down approximately $0.03. With that said, let me provide you with the key EPS drivers for the Core and NMCI.

Slide six. Please note that the EPS walk on slide six excludes NMCI, and we’ve taken PLM out of the numbers. Starting with last year’s Q1 EPS of $0.18, I’ll walk you through the factors impacting our core business.

First, organic volume. Lower organic revenue in our core business drove a $0.02 reduction year-over-year.

Next, the impact of re-competes and re-negotiations. In our year-over-year comparison, we have an unfavorable impact of $0.06 driven primarily by the decline in our GM business, 2003 airline re-negotiations, and run-off from our ‘02 Texas Medicaid loss.

We generated $0.04 improvement in year-over-year productivity. We continue to see the benefits from the SG&A and restructuring initiatives we launched in ‘03.

The progress we’ve made on stabilizing and fixing our critical focus accounts contributed a $0.03 year-over-year improvement. The $0.03 is made up of a total of a $0.06 improvement in the majority of our critical focus accounts, offset by a negative $0.03 from the Other Commercial Contract. I will provide more color on the Other Commercial Contract on the next slide.

Finally, the unfavorable impact of $0.04 was driven by last year’s Credit Union divestiture, slightly higher interest cost resulting from our ‘03 debt issuance, and a slightly higher tax rate in the first quarter of ‘04.

This brings our pro forma EPS for the quarter to $0.13, excluding PLM and NMCI.

Slide seven. Let me provide more context on the Other Commercial Contract. As we disclosed in our 10-K, we had been working with the client to resolve the critical issues, including the technical solution and the commercial terms of the contract. While we have made good progress on the technical solution, we’ve been unable to mutually resolve issues around the commercial terms of the contract. As such, we believe pursuing a plan of amicable separation is the right course of action for our client and our shareholders. While our technical solution has been tested, proven and validated, the current agreement will require an additional investment to deploy the technical solution, and the commercial terms would not provide an adequate return on the required additional investment. Therefore, we believe pursuing an amicable separation, with the objective of reducing risk, is the right course. Having said that, let me provide you with the results for the quarter on this contract.

The contract generated operating losses of approximately $57 million. Furthermore, we adjusted our net assets down approximately $37 million, totaling an operating loss of $94 million for the quarter. This action leaves remaining asset exposure of $123 million on our balance sheet. A further write-down and losses may occur during the second quarter, and we hope to complete negotiations during this time. However, negotiations with the client are continuing, and a quantification of additional write-downs and losses related to this contract is not possible at this time. We’ll provide you with any updates at the appropriate time.

Moving on to slide eight. Let me switch gears and provide more detail on NMCI performance in the first quarter. First quarter ‘04 versus first quarter ‘03 shows an increase in revenue of approximately $8 million, and more importantly a positive shift from product revenue (i.e. hardware and software re-sell revenue) to service revenue. The positive increase in revenue was primarily driven by a greater number of seats under management in Q1 ‘04, slightly offset by a decline in hardware and software re-sell revenue. Both operating profit and EPS were slightly down. The main contributor was the elimination of the deferral of construction cost related to the NMCI contract in ‘04. This negative impact was offset by lower deployment and operating costs. Finally, during the quarter NMCI used $200 million in cash....$44 million more than the first quarter of ‘03. The primary driver was lower CFT draws during the quarter, offset by improved operating cash flows. Overall, NMCI’s financial performance was in line with our plan across each of the financial metrics.

On slide nine, I’ve given you an overview of our Q1 operating margin. Our pro-forma operating margin of 0.5% is down 900 basis points, while our pro-forma operating margin, excluding NMCI, was 3.5%, down 50 basis points from last year. Again, the drivers impacting the operating margin were all discussed in the previous slides.

On the next slide, I’ve broken our business out by segment.

First the Americas. Revenue of $2.1 billion was down 8% versus ‘03, and operating profit was down 33% over the same period. Revenue growth from financial services was offset by declines in our GM business, airline re-negotiations and our Credit Union divestiture. The operating profit was negatively impacted by our GM business, airline re-negotiations and the net asset write-down from our Other Commercial Contract I just discussed.

In Europe, we saw a slight year-over-year improvement in revenue. Healthy growth from our financial services and government clients was partially offset by client run-off. Operating profit was up 15% due to progress on our critical focus accounts, and benefits from our restructuring program.

In Asia, revenue and profit were both up. Strong performance in our government and financial services sectors led to a 7% revenue growth, and 22% higher profit performance year-over-year.

Slide 11. Since I spoke of the NMCI results separately, let’s focus on U.S. Ggovernment without NMCI. Our U.S. Government business had a slight decline in revenue and a profit decrease of 26%. Our federal business provided strong revenue growth of 20%-plus driven by our defense business, but this was offset by run-offs from state and local contracts.....primarily, Texas Medicaid.... negatively impacting both revenue and profit.

Finally, in our A.T. Kearney subsidiary, revenue was down 6%, while operating profit was down 77%, as A.T. Kearney continues to feel the impact of the sluggish consulting market. However, ATK is beginning to gain momentum as spending patterns are showing signs of improvement during the course of the quarter.

Slide 12 looks at our first quarter revenue by product segment.

IT outsourcing, which produced 62% of our revenues for the quarter, was up 1% over last year.

This was driven primarily by recent signings in the financial services industry and our U.K. Government business.

Applications Management, at 21% of our business, declined 6% year-over-year. In the first quarter, we continued to experience a decline driven primarily by competitive pricing pressures and a drop-off in U.K. Government applications business.

Our BPO revenues, 12% of our business, were down 13% from last year. BPO growth in U.K. Government clients was primarily offset by run-offs in state and local government business… again, primarily driven by Texas Medicaid. However, our BPO backlog is growing, up approximately 35% from the fourth quarter, as we’ve sequentially improved our signings over the past three quarters. Moreover, we continue to see our pipeline grow as we strengthen and more effectively market our BPO capabilities.

Finally, A.T. Kearney made up 5% of our business for the quarter.

The next chart shows a breakdown of our revenue by industry. In the first quarter, our business in the Government, Manufacturing and Financial Services industries made up 68% of our total revenue base, consistent with historical trends. The Retail and Financial Services sectors provided the highest growth on a year-over-year basis. Our business in the Manufacturing, Transportation and Healthcare verticals were pressured, primarily due to GM, the impact of contract re-negotiations with our airline clients and run-off in our state Medicaid business. As we look into our pipeline, we believe it’s well aligned to key growth industries....Government, Financial Services and Manufacturing....industries where most industry analysts have sighted the strongest growth prospects....and industries where EDS has its strongest capabilities.

Contract signings, on slide 14, were at $4 billion for the quarter, up 33% from a year ago. Our contract signings were well diversified across product line, geography, and industry. Notable highlights include our BPO business, which accounted for approximately $750 million of the TCV during the quarter, and our Communications industry, which contributed nearly $1 billion of TCV. The majority of signings during the quarter were from existing clients, however, we’re beginning to see improved run rates for new logos, as well. All in all, our signings are trending higher and we expect to continue to post improving numbers throughout ‘04.

Slide 15. Let me switch to a discussion of free cash flow for the quarter. Here, we’ve separated NMCI from the rest of the business. Total free cash flow for the quarter was negative $166 million. We generated total cash from earnings of $601 million and total operating cash flow of $225 million. We had about $400 million in net cap ex, bringing the total free cash flow for the quarter to the negative $166 million, down $288 million year-over-year. Our core business and subsidiaries produced total cash flow of $34 million. The core results include using $332 million in working capital, driven primarily by our restructuring and compensation payments, along with declines in accounts payable, consistent with Q1 seasonality. Furthermore, we funded $271 million in net cap ex, up approximately $60 million from last year. The Navy contract used $200 million in cash during the quarter, driven primarily by net cap ex of $120 million. In Q1 ‘04, we used approximately $160 million less in the NMCI CFTs and capital lease payments.

Overall, Q1 cash flow was impacted by restructuring payments and lower NMCI CFTs—all driving usage in the quarter. Q1 free cash flow performance is in line with our full-year plan.

For those of you who following along, I’m now on slide 16. Let me talk a little bit on our working capital position. First, our total receivables were down approximately $160 million from the fourth quarter, primarily due to collections and higher Q4 billings. DSO has increased by one, from 55 to 56 days. Second, our net deferred cost went down $55 million, primarily due to the write-down of deferred cost for the Other Commercial Contract. Finally, payables decreased by $67 million, primarily driven by Q1 seasonality. As you can see, DPOs remained flat from December ‘03.

Let me close our review of the first quarter results by summarizing. First, in the favorable column, we continue to make good progress on improving productivity. Our restructuring remains firmly on track, and we’re starting to see the results of these efforts in EMEA. Our SG&A initiative continues to gain traction and we continue to streamline our go-to-market model, digitize internal processes, and strengthen our internal shared services capabilities. Furthermore, we had a good start with contract signings totaling $4 billion in the quarter, providing us with a strong line of sight to our ‘04 commitment of approximately $17.5 billion. Finally, excluding Navy and the Other Commercial Contract, we’re seeing solid operating improvements in our critical focus accounts.

Let me jump to the neutral column. We are slowly starting to see improvement in the market, which is evidenced by both our revenue improvement and contract signings. As I indicated before, our key focus is to grow our share of wallet with existing clients. We saw the benefits of this strategy in the first quarter, with stronger than expected growth from our client base, which is yielding a better win rate. Finally, we believe our new go-to-market strategy, combined with a bigger and more qualified pipeline, should drive an increase in new logo signings during the second half of ‘04.

In the unfavorable column, financing drove an unfavorable impact on EPS due to last year’s divestitures and higher interest cost resulting from the ‘03 debt issuance and a higher tax rate. Next, we continue to feel the negative effects of previously disclosed contract re-negotiations and re-competes. NMCI remains a drag, driven primarily by our change in accounting treatment for deferred cost. However, we’ll continue to improve the financial economics of this contract during the remainder of ‘04. Finally, as previously discussed, we’re currently pursuing an amicable separation for the Other Commercial Contract.

Now, let me shift focus from Q1 performance to Q2 and full-year guidance.

Before we get into the updated guidance, please note that we are extending the range we previously gave you to incorporate some additional uncertainties regarding the NMCI contract. The impact, as it relates to the second quarter and full year, will be discussed below. Second quarter guidance is as follows:

Revenue will be approximately $5.1 billion to $5.2 billion, up 2% on a total revenue basis, and down 3% on an organic basis. Pro-forma EPS is expected to be between negative $0.06 to flat. This includes the negative $0.19 to $0.21 per share impact from NMCI, with the rest of the core business producing earnings of $0.15 to $0.20. Free cash flow is expected to be negative $200-$300 million, primarily driven by a second quarter tax-related payment of approximately $240 million, restructuring payment of approximately $135 million, and pension payments related to the U.K Inland Revenue account. These one-time items primarily impact the core, driving a negative $110-$160 million free cash flow in the second quarter. In addition, Navy is expected to be negative $90-$140 million, an improvement from the first quarter, primarily driven by working capital improvements and less capital deployed. I’ll provide more detail on the changes in free cash flow from the first half of ‘04 to the second half of ‘04 in the upcoming slides.

On slide 19, I’ll provide you an update on the full-year guidance. There are two primary factors driving the updates to this guidance. First, we’re removing PLM from the numbers in anticipation of the sale later in the second quarter. Second, as I previously mentioned, we are extending the full-year guidance range on NMCI to incorporate additional uncertainties around the contract. Full-year revenue, after taking out $1 billion from PLM, will be between $20-$21 billion. EPS, which we previously said would be between $0.50 and $0.60, will come in between $0.20 and $0.40 per share, after removing the $0.19 in EPS from PLM and adding the potential for an additional $0.10 in EPS risk for NMCI. NMCI will now have a wider range of $0.51 to $0.61 loss for the year, as compared to the previous guidance of $0.51, while the rest of the business will come in at $0.80 to $0.90, unchanged from our previous guidance.

Finally, in February, we told you that free cash flow would be $500-$600 million. After removing $100 million in cash flow from PLM’s seven months worth of cash, as well as the potential for additional usage of $100 million by Navy, total free cash flow will be between $300 million to $500 million for the year.

In summary, we’re removing PLM from our numbers and extending the guidance range for additional uncertainties around the Navy contract. Our guidance assumes an anticipated operating loss associated with the transition of the Other Commercial Contract, but excludes any additional asset write-offs and settlements.

On slide 20, I’ll provide you a full-year update on the Navy contract. We expect the first half of the year to generate EPS losses of $0.38 to $0.40, and usage of free cash flow of approximately $315 million. In the second half, we expect NMCI to impact EPS by negative $0.13, with free cash flow of roughly $15 million. The $0.08 that’s highlighted on the slide represents the additional uncertainty that is driving the expansion of our guidance range for EPS and free cash flow. Clearly, we need to see a significant improvement in the second half of the year. The right hand side of the chart highlights the progress we’ve made to date and the challenges in front of us.

In terms of progress, first let me update you on some of the key milestones and operating metrics. As Mike indicated, OPEVAL has been concluded and we anticipate no surprises. Next, we’ve developed a joint deployment schedule that has been agreed upon with the customer. Through April, we’ve averaged 350 seats per day, and May through December we’ll need to achieve an average of approximately 600 seats per day. This will require us to regain seat cutover momentum similar to that of the fourth quarter of 2003, where we averaged 700 to 900 seats a day, with a high of 1,000 seats per day.

Finally, customer satisfaction levels are showing improvements, up seven points in the first quarter over the fourth quarter of last year. The challenges in front of us are first, solidifying seat economics, modifying existing SLAs to more commercially acceptable terms, and achieve 100%

billing once we meet these SLAs. Next, we’ll continue to negotiate to allow us to bill for legacy applications we are handling for the Navy. Next, we are anticipating additional seats from the Bureau of Medicine order, resulting in 40,000 additional seats. The government has agreed to those these seats; it’s a matter of timing when we get the order in hand.

Finally, improving controls to eliminate surprises. We had previously referred to deficiencies in the controls over the process for estimating revenues and cost over the remaining term of the NMCI contract. We’ve had a couple of surprises during the course of the quarter. First, we found an error in our model in the second half of 2002. We’ve preliminary concluded that our reported results for those quarters would not be affected. However KPMG is in the process of reviewing the revised models and our conclusion. We expect the review to be concluded shortly. There is no potential impact to our results from continuing operations for 2003 or for 2004. In addition, we learned our purchasing process on the contract does not enable efficient vendor management and payable processing. This inefficient process resulted in the usage of capital of approximately $50 million in excess of previously expected amounts in the first quarter. Clearly, we must improve the processes around the contract to avoid these surprises in the future.

On the next page, I’ve provided guidance for both the second quarter and full-year expectations in terms of cash flow. For the core, we’re forecasting a much improved cash flow for the second half of the year, and clearly the key to achieving our full-year guidance for cash flow lies in the performance in the second half.

Let me walk you through some of the main drivers of this expected improvement in the core. We are forecasting a first half cash outflow of $100 million, and in the second half we expect positive free cash flow of $800 million. As you can see, the main improvement in cash in second half cash flow is in the area of working capital. There are three main drivers behind this improvement. First, as we’ve already discussed, there were significant one-time events unfavorably impacting working capital in the first half of the year. These items were predominantly around special tax payments associated with the separation from GM and cash outflows related to our restructuring activities totaling almost $600 million. These outflows were in addition to the normal seasonal aspects of working capital, which usually drive a better second half of the year performance in terms of free cash flows. Finally, as we’ve discussed in the past, the company has a program in place aimed at driving improvement in both accounts receivable and accounts payable. We expect this program to gain momentum as we go into the second half of the year.

In summary, this activity will help drive our overall cash flow from the core from a net outflow of $100 million we expect in the first half to roughly $800 million of free cash flow we anticipate in the second half of the year. The cash flows in the core are on track with the guidance we’ve given back in February.

Slide 22 gives you an updated walk of our liquidity position from year-end 2003 to year-end 2004. We ended 2003 with $3.3 billion in liquidity. In 2004, we’ll generate $300-$500 million in free cash flow, we’ll pay down approximately $600 million in debt and anticipate paying about $300 million in dividends. We expect the Prides to provide us with $400 million in cash, while PLM and other smaller divestitures will provide us with approximately $1.9 billion of net after-tax proceeds. This will leave us with over $5 billion in liquidity at the end of the year, a very strong position that will increase our flexibility and competitiveness. As you can see, we are tracking towards our goal of zero net debt by the end of ‘04, and remain firmly committed to strengthening our financial position going forward.

Let me provide you with a brief update on the tender for the Prides. We are pleased with the response the offer has received to date. We have received SEC comments on our filing and do not expect that process to delay our ability to complete the offer when we’re ready to do so. If we determine to extend the tender period, we will make a timely announcement.

On slide 23, to wrap up our discussion, first, from first quarter we hit our TCV target and are beginning to see the effects of momentum gathering behind us. On revenue, we came in ahead of expectations and are well positioned for the year. Earnings in the first quarter results for NMCI were in line with our guidance, and we achieved these commitments while dealing with the drag from our Other Commercial Contract. On the liquidity front, we continue to make progress on strengthening our balance sheet, and we have a strong line of sight to achieving our goal of zero net debt by year-end. For the full-year ‘04, in addition to removing PLM, we are extending the guidance range to incorporate the additional uncertainties for NMCI.

Lastly, our priorities remain unchanged, and our focus remains ruthlessly fixed on the key issues facing EDS. We’ve contained and stabilized the short-term issues facing the company, and are focused on fixing these issues in ‘04. Our management team has a strong and unified focus on executing against our long-term strategy.

In summary, the positive results in the first quarter are a good step toward meeting the commitments and goals we set out for 2004. We’re building momentum in the marketplace, and as we move through the year, we will see the impact of the disciplined focus on stabilizing and fixing EDS show up in our financial performance. As we told you in February, 2004 will be another critical year in the EDS turnaround story as we build the foundation for growth in 2005 and beyond. We look forward to updating you on our progress throughout the year.